Sheet1

MuniHoldings California Insured Fund, Inc.
File Number: 811-8573
CIK Number: 1051004
For the Period Ending: 06/30/2002

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended June 30, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

11/29/2001	$6,585	California HSG Fin Agency Rev	5.000%	02/01/2035
12/06/2001	4,300	California HSG Fin Agency Rev	5.000	02/01/2026
01/14/2002	700	California HSG Fin Agency Rev	5.000	02/01/2026
02/04/2002	1,000	California HSG Fin Agency Rev	5.000	02/01/2035
02/15/2002	2,000	California HSG Fin Agency Rev	5.000	02/01/2031

Last Updated on 08/26/2002
By Karen Lang